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                                                                     EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               WEST COAST BANCORP

      Effective upon the merger of West Coast Bancorp, an Oregon corporation, with and into Commercial Bancorp, an Oregon corporation, the name of the surviving corporation shall be changed to be West Coast Bancorp, and its articles of incorporation shall be amended and restated in the following form:

                                   ARTICLE I

                                      NAME

      The name of the corporation is WEST COAST BANCORP.

                                   ARTICLE II

                                 CAPITALIZATION

      The corporation is authorized to issue 60,000,000 shares of stock divided into two classes as follows:

      A. Common Stock. 50,000,000 shares of common stock which shall have unlimited voting rights, subject only to such voting rights as may be specified in respect of preferred stock, and shall have the right to receive the net assets of the corporation upon dissolution, subject only to prior payment of such amount of the net assets of the corporation as may be specified in respect of shares of preferred stock.

      B. Preferred Stock. 10,000,000 shares of preferred stock issuable from time to time in one or more series as permitted by law and the provisions of the articles of incorporation as may be determined from time to time by the board of directors (or a committee of the board of directors or an officer duly authorized to take such action) and stated in a resolution or resolutions providing for the issuance of shares of such series prior to the issuance of any such shares:

            1. Issuance in Series. The board of directors (or a committee of the board of directors or an officer duly authorized to take such action) shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established, including, without limitation, the rate of dividend, whether the dividend shall be cumulative, whether shares may be redeemed and, if so, the redemption price and the terms and conditions of the redemption, the amount payable upon shares in the event of voluntary or involuntary liquidation, sinking fund provisions, if any, for the redemption or purchase of shares, the terms and conditions, if any, on which shares may be converted, and voting rights, if any.


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            2.    Dividends. The holders of shares of preferred stock of a
      series shall be entitled to receive dividends, out of funds legally available therefor, at the rate and at the time or times as may be provided in respect of a particular series of preferred stock. If such dividends shall be cumulative, and if dividends shall not have been paid, then the deficiency shall be fully paid or the dividends declared and set apart for payment before any dividends on the common stock shall be paid or declared and set apart for payment. Unless otherwise provided in respect of a particular series of preferred stock, the holders of the preferred stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

            3. Redemption. The preferred stock of a series may be redeemed in such amount, and at such time or times, if any, as may be provided in respect of a particular series of preferred stock. In any event, preferred stock may be repurchased by the corporation to the extent legally permissible.

            4. Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the common stock, the holders of the preferred stock of a series shall be entitled to be paid the preferential amount or amounts as may be provided in respect of a particular series of preferred stock per share and dividends accrued thereon to the date of such payment. The holders of the preferred stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the corporation other than the distributive amounts referred to in this section, unless otherwise provided in respect of a particular series of preferred stock.

            5. Conversion. Shares of a particular series of preferred stock may be convertible or converted into common stock or other securities of the corporation on such terms and conditions as may be provided in respect of that series.

            6. Voting Rights. Holders of preferred stock of a series shall have such voting rights not in excess of one vote per share as may be provided in respect of a particular series of preferred stock.

      C. Preemptive Rights. Shareholders shall have no preemptive right to acquire shares or other securities of the corporation which would otherwise be available to the shareholders pursuant to ORS 60.174.

      D. Cumulative Rights. Shareholders do not have cumulative voting rights with respect to the election of directors of the corporation.


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                                  ARTICLE III

                               BOARD OF DIRECTORS

      A. Number of Directors. The board of directors shall consist of not fewer than eight (8) or more than twenty (20) directors. The exact number within such minimum and maximum limits shall be fixed and determined by resolutions approved by at least a 75 percent vote of the total number of directors then in office. The board of directors may fill vacancies on the board of directors, whether caused by resignation, death or otherwise; provided, that at no time shall the total number exceed twenty (20).

      B. Classes of Board. The board of directors shall be divided into three classes: Class A, Class B, and -Class C, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that with respect to the directors named below for terms of office commencing upon the effective date of these restated articles of incorporation, each director in Class A shall hold office until the annual meeting of shareholders in 1995; each director in Class B shall hold office until the annual meeting of shareholders in 1996; and each director in Class C shall hold office until the annual meeting of shareholders in 1997; and in each case until their successors are duly elected and have qualified or until their earlier resignation, removal from office or death.

      The directors of the corporation at the effective date of these restated articles of incorporation, their addresses and the classes in which they shall serve are as follows:

      NAME                                 ADDRESS
      ----                                 -------

      CLASS A

      Lester D. Green                      301 Church Street
                                           Salem, Oregon  97308

      Jack E. Long                         301 Church Street
                                           Salem, Oregon  97308

      J. F. Ouderkirk                      506 S.W. Coast Highway
                                           Newport, Oregon  97365

      Gary D. Putnam                       506 S.W. Coast Highway
                                           Newport, Oregon  97365

      CLASS B

      Victor L. Bartruff                   506 S.W. Coast Highway
                                           Newport, Oregon  97365


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      Rodney B. Tibbatts                   301 Church Street
                                           Salem, Oregon  97308

      Chester C. Clark                     506 S.W. Coast Highway
                                           Newport, Oregon  97365

      Robert D. Morrison                   301 Church Street
                                           Salem, Oregon  97308

      William B. Loch                      301 Church Street
                                           Salem, Oregon  97308

      CLASS C

      Lloyd D. Ankeny                      506 S.W. Coast Highway
                                           Newport, Oregon  97365

      Iral D. Barrett                      301 Church Street
                                           Salem, Oregon  97308

      Phillip G. Bateman                   506 S.W. Coast Highway
                                           Newport, Oregon  97365

      Stanley M. Green                     506 S.W. Coast Highway
                                           Newport, Oregon  97365

      C. Douglas McGregor                  301 Church Street
                                           Salem, Oregon  97308

      In the event of any increase or decrease in the authorized number of directors (1) each director then serving as such shall nevertheless continue as a director of the class in which he or she is a member until the expiration of his or her current term, or his or her earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among three classes of directors so as to maintain such classes as nearly equal as possible.

      C. Removal from Office. No director may be removed from office without cause except by a vote of 66 2/3 percent of the shares then entitled to vote at an election of directors. Except as otherwise provided by law, cause for removal shall exist only if the board of directors has reasonable grounds to believe that the corporation has suffered or will suffer substantial injury as a result of the gross negligence, willful misconduct, or dishonesty of the director whose removal is proposed.


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                                   ARTICLE IV

                               DIRECTOR LIABILITY

      Directors of the corporation shall not be liable to the corporation or its shareholders for monetary damages for conduct as directors except to the extent that the Oregon Business Corporation Act, as it now exists or may hereafter be amended, prohibits elimination or limitation of director liability. No repeal or amendment of this Article V or of the Oregon Business Corporation Act shall adversely affect any right or protection of a director for actions or omissions prior to the repeal or amendment.

                                   ARTICLE V

                                 INDEMNIFICATION

      The corporation shall indemnify each of its directors to the fullest extent permissible under the Oregon Business Corporation Act, as the same exists or may hereafter be amended, against all expense, liability, and loss (including, without limitation, attorneys' fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was a director of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, trustee, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators. The corporation may, in its bylaws or as otherwise authorized by its board of directors, provide indemnification to officers, employees, and agents of the corporation to the extent permitted by law. The indemnification provided in this Article VI shall not be exclusive of any other rights to which any person may be entitled under any statute, bylaw, agreement, resolution of shareholders or directors, contract, or otherwise.

                                   ARTICLE VI

                  SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

      A.    Except as set forth in Section B of this Article VI:

            1. any transaction or series of related transactions to which the corporation or any of its subsidiaries is a party, the consummation of which would result in a Change of Control of the corporation (as hereinafter defined); or

            2. any sale, lease, exchange, or other disposition of all or substantially all of the property, with or without goodwill, of the corporation and its subsidiaries to any other corporation, person, trust, partnership, limited liability company, or other entity;


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shall require the affirmative vote of the holders of shares representing at least 66 1/3 percent of all classes of capital stock of the corporation then entitled to vote at an election of directors, considered for the purposes of this Article VI as one class.

      For the purposes of this Article VI, a "Change in Control" of the corporation would occur if:

            (a) any "person" (as such term is used in Sections 13(d) and 14(d) or any successor provisions of the Securities Exchange Act of 1934 and the Securities and Exchange Commission's rules and regulations pursuant thereto, as in effect from time to time (collectively, the "Exchange Act")), other than the corporation, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the corporation representing 30 percent or more of the combined voting power of the corporation's then outstanding securities; or

            (b) the corporation is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50 percent of the outstanding voting securities of the surviving or resulting corporation would be owned in the aggregate by persons or entities who were shareholders of the corporation immediately prior to such merger or consolidation, other than shareholders who are "affiliates" (as defined in Rule 12b-2 under the Exchange Act) of any party to such merger or consolidation; or

            (c) the transaction is of the type that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act.

      Also for purposes of this Article VI, the term "substantially all of the property, with or without goodwill, of the corporation and its subsidiaries" shall mean those properties and assets involved in any single transaction or series of related transactions having an aggregate fair market value of more than a majority of the total consolidated assets of the corporation and its subsidiaries.

      B. The provisions of this Article VI shall not apply to any transaction or series of transactions described in Section A of this Article VI if, prior to the consummation of such transaction or transactions, the board of directors of the corporation shall have approved the transaction or transactions by the affirmative vote of more than 75 percent of the directors. The board of directors of this corporation shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to the corporation, whether any transaction or series of transactions is subject to the voting requirements of this Article VI. Any such determination made in good faith shall be conclusive and binding for all purposes of this Article VI.

      C. No amendment to the articles of incorporation of this corporation shall amend, alter, change, or repeal any of the provisions of this Article VI unless the amendment effecting such amendment, alteration, change, or repeal (i) shall be approved by more than 75 percent of the directors, or (ii) shall receive the affirmative vote of 66 2/3 percent of all classes of stock of


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the corporation entitled to vote at an election of directors, considered for the purposes of this Article VI as one class.

      D. Nothing contained in this Article VI shall be construed to relieve any beneficial owner of shares of the corporation from any fiduciary obligation imposed by law.

                                  ARTICLE VII

                      CONSIDERATION OF NON-MONETARY FACTORS

      The board of directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation or association, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, may, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers, and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located.

      As amended by the Shareholders on April 24, 1998.


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